Special Compensation and Separation Agreement

This Special Compensation and Separation Agreement (Agreement) is executed by Jeffrey J. Fossum (Employee) and Effective Management Systems, Inc. its operations, divisions, subsidiaries, and other affiliated organizations; its successors, assigns, and transferees; and its directors, officers, shareholders, partners, agents, employees, or representatives (Company). It is effective as of January 1, 1998 (the Effective Date).

In  light  of  the  Company's   pursuit  of  additional   financing  and  needed
responsiveness to potential alliance partner inquiries and the effort and continuity required for that effort, the parties find the terms of this Agreement to be in their mutual best interests.

The terms of this Agreement are as follows:

1. Ongoing  Services.  From the Effective Date until the  Separation  Date ( the
Term), Employee shall continue to faithfully and diligently perform his present duties as CFO, or such other duties as are assigned to him from time to time so long as such duties are reasonably within his skills and capabilities and involve, overall, a position of reasonably equivalent title and responsibility, from his present or an equivalent substitute Milwaukee area location.

2. Consideration. In consideration for Employee's Ongoing Services, but only for so long as the parties mutually agree to continue this relationship (Term), Employee shall be compensated, with associated benefits, at a level consistent with his position in relation to other executives. Except as affected by the occurrence of a Special Event as hereafter set forth, this Agreement may be terminated (Separation Date) by either party at any time for no reason or any reason, without any severance or similar payment obligation.

3. Special Event. A Special Event shall have occurred when a Board approved transaction has closed with an alliance partner prior to July 1, 1999 unless, prior to the closing, Employee voluntarily resigns effective prior to the closing.

4. Special Event Obligations. Upon the occurrence of a Special Event, the following shall apply; a. Lump Sum Payment. A special bonus in the gross amount of twenty-five thousand dollars ($25,000.) shall be due and payable, subject to federal, state, and local income tax withholding and the withholding  of Employee's  share of FICA taxes,  and any other  deductions either required by law or consistent with past practices for Employee's share of costs for benefits elected. b. Contingent on Actions Subsequent to Occurrence. If, subsequent to the related definitive agreement and within twenty-four (24) months of the Special Event occurrence, Employee is terminated, as defined below, Employee shall be entitled to the following:
     i) immediate vesting of all then outstanding but not then vested Company stock options; ii) full tuition reimbursement for the period Employee reasonably pursues completion, whether part time or full time, of his MBA or equivalent degree at the actual cost of such tuition not to exceed the then equivalent cost at the University of Wisconsin-Milwaukee; and iii) continuation of Employee's base salary and all insurance benefits (eg. medical, life, disability, etc.) as they existed prior to the earlier of the termination or such an occurrence, and use of an executive level Company supplied automobile, for a period of twelve months from such termination, except that, if Employee obtains alternative full-time employment, though not obligated to pursue such employment, then such continuation shall cease upon the earlier of the expiration of such twelve month period or four months after commencement of such alternative employment. c. Termination. For purposes of this provision, `termination' shall include, in addition to an actual termination, for whatever reason, by the Company, a physical relocation outside the Milwaukee area, a reduction in overall compensation and benefits, or a reduction in overall level of job content, title, and responsibility. Employee may elect the provisions in b) above at any time within ninety (90) days of such a termination by written notice to the Company's President referencing this Agreement.

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5. Limitation.  Except as specifically set forth above, Employee will be paid no further wages, bonuses, commissions, benefits, compensation, or remuneration of any kind, other than those required by law, specifically provided above, and any earned benefits which Employee is otherwise entitled to pursuant to a plan or policy sponsored by the Company, such as 401K, as of the Separation Date.

6.   In exchange,  Employee specifically agrees to the following:
     a. Release of All Claims. Employee hereby irrevocably and unconditionally releases and discharges forever the Company from any and all claims and expenses, known or unknown, which Employee now has on account of Employee's employment or termination. This Release includes, but is not limited to, any claim arising under any federal, state, or local law, including the Civil Rights Act, the Age Discrimination in Employment Act, and Section 510 of the Employee Retirement Income Security Act.
     b. Return of Company Property. Employee agrees to return any Company property in his possession by the Separation Date except as set forth above.
     c. Confidentiality. Employee is under a Confidentiality agreement with the Company and agrees to abide by the terms of that agreement.
     d. No Denigration. Employee agrees that he will not at any time in the future make any statements to former, current, or prospective customers or employees of Company or the media or to anyone in the industry or community in general which could be construed by a reasonable person as being in any way derogatory or negative about the Company.
     e. Confidentiality of Agreement. Employee agrees that this Agreement and its terms are strictly confidential and shall not be divulged to any person other than to his legal counsel and accountant, but subject to this confidentiality provision, solely for purposes of advice.

8. Complete Agreement. The parties understand and agree that this Agreement is final and complete, with respect to the matters set forth herein, and may not be amended except in writing referencing this Agreement and is binding upon them and their heirs, successors, and assigns. The parties' preexisting Confidentiality agreement remains in full force and effect.

9. Voluntary Act and Revocation. Employee acknowledges that he has been given a copy of this Agreement with a period of twenty-one days to review and consider it before signing it, and an opportunity to consult with an attorney, that he has carefully read the entire document and understands its provisions and has signed it as his free act and deed. Employee may revoke this Agreement within seven days of signing by written notice delivered to Mike Dunham, President at the Company's Milwaukee office.

10. Other. This Agreement shall be interpreted and construed and enforced in accordance with the laws of the State of Wisconsin, except as preempted by federal law, and before the tribunals of the State of Wisconsin.
It has been executed in duplicate originals.

In Witness Whereof, the parties herein executed this Special Compensation and Separation Agreement as of the Effective Date.

Effective Management Systems, Inc.          Jeffrey J. Fossum, an individual

by: /s/ Michael D. Dunham                   /s/ Jeffrey J. Fossum
     Michael D. Dunham, President                    Jeffrey J. Fossum

                                            Witness: /s/ Patricia L. Hoppe
                                                     Patricia L. Hoppe